                                                                    EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we consent to the incorporation by reference in this Registration Statement on Form S-8 of Monarch Dental Corporation (the "Company") of our reports on the Company; MacGregor Dental Centers, Inc. and Shears Management, Inc.; Advance Dental Management, Midwest Dental Care -- Mondovi, S.C. and Midwest Dental Care -- Sheboygan, S.C.; United Dental Care Tom Harris D.D.S. and Associates and William T. Harris ("Tom") and Associates and Dental Centers of Indiana, Inc., Drs. Johnson, Terry & Associates and DCI-Lee, Inc., appearing in the Company's Prospectus dated July 17, 1997 as filed with the Securities and Exchange Commission on July 18, 1997, and to all references to our firm included in this registration statement.


                                        /s/ ARTHUR ANDERSEN LLP

Dallas, Texas
September 11, 1997